Exhibit 8.1

Consolidated Subsidiaries and Equity Investees of Turkcell Iletisim Hizmetleri A.S.

Consolidated Subsidiaries	Country of incorporation	Name under which subsidiary or equity investee does business
Global Bilgi Pazarlama Danisma ve Cagri Servisi Hizmetleri A.S.	Republic of Turkey	Global
Corbuss Kurumsal Telekom Servis Hizmetleri A.S.	Republic of Turkey	Corbuss
Turktell Bilisim Servisleri A.S.	Republic of Turkey	Turktell Bilisim
Tellcom Iletisim Hizmetleri A.S.	Republic of Turkey	Tellcom
East Asian Consortium B.V.	The Netherlands	Eastasia
Turktell Uluslararasi Yatirim Holding A.S.	Republic of Turkey	Turktell Uluslararasi
Euroasia Telecommunications Holdings B.V.	The Netherlands	Euroasia
LLC Astelit	Ukraine	Astelit Life:)
Iyi Eglenceler Eglence ve Turizm AS	Republic of Turkey	Iyi Eglenceler
Turkcell Teknoloji Arastirma ve Gelistirme A.S.	Republic of Turkey	Turkcell Teknoloji
Turkcell Kurumsal Satis ve Dagitim Hizmetleri A.S.	Republic of Turkey	Turkcell Kurumsal
Kule Hizmet ve isletmecilik A.S.	Republic of Turkey	Kule Hizmet ve isletmecilik AS
Sans Oyunlari Yatirim Holding A.S.	Republic of Turkey	Sans Oyunlari Yatirim Holding AS
Inteltek Internet Teknoloji Yatirim ve Danismanlik Ticaret A.S.	Republic of Turkey	Inteltek IDDAA
Bilyoner Interaktif Hizmetler A.S.	Republic of Turkey	Bilyoner
Kibris Mobile Telekomunikasyon Ltd.	Northern Cyprus	KKTCELL

Equity Investees

A-Tel Pazarlama ve Servis Hizmetleri A.S.	Republic of Turkey	A-Tel
Fintur Holdings B.V.	The Netherlands	Fintur
Azertel Telekomunikasyon Yatirim Dis Ticaret A.S.*	Republic of Turkey	Azertel
Azercell Telekom B.M.*	Azerbaijan	Azercell
Azeronline Ltd.*	Azerbaijan	Azeronline
Molfintur S.R.L.*	Moldova	Molfintur
I.M. Moldcell S.A.*	Moldova	Moldcell
Gurtel Telekomunikasyon Yatirim Dis Ticaret A.S.*	Republic of Turkey	Gurtel
GSM Kazakhstan LLP OAO Kazakhtelecom*	Kazakhstan	Kcell
Geocell Ltd.*	Georgia	Geocell

*	Consolidated subsidiaries of Fintur Holdings B.V.